Exhibit 99.1

[Parlex Logo]   One Parlex Place, Methuen, MA 01844, (978)946-2564


news. . .


CONTACT:

Jon Kosheff
Chief Financial Officer
(978)946-2591
NASDAQ SYMBOL "PRLX"

                                                       FOR IMMEDIATE RELEASE

       Parlex Reports Financial Results for Second Quarter of FY 2004


Methuen MA, February 10, 2004 - Parlex Corporation (PRLX) today reported financial results for the second quarter of fiscal year 2004. Revenues for the second quarter ended December 28, 2003 increased 20% sequentially to $23.6 million compared to $19.7 million for the prior quarter. Revenues increased 3% from $22.9 million for the same period last year.

The operating loss was $1.3 million for the quarter compared to $2.8 million for the same period of the prior year, an improvement of 53%. Net loss for the quarter was $1.9 million or ($.30) per diluted share versus $9.9 million or ($1.57) per diluted share for the second quarter of fiscal 2003. The net loss in the second quarter of 2004 includes cash and non-cash related interest expense associated with our recent re-financing activities and minority interest associated with our partner in China. No tax benefit was recorded on U.S. operating losses in the quarter. In the second quarter of fiscal 2003 the Company ceased recording a tax benefit on U.S. operating losses and recorded a full valuation reserve ($6.9 million) for all U.S net deferred tax assets.

Revenues for the first six months of fiscal 2004 were $43.3 million versus $44.6 million for the same period in fiscal 2003. The operating loss for the first six months of fiscal 2004 was $2.8 million compared to $4.7 million in the prior year. Net losses totaled $4.0 million or ($.63) per diluted share for the first six months of fiscal 2004 versus $11.3 million or ($1.79) for the same period last year.


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Peter J. Murphy, President and Chief Executive Officer, stated "We believe that our increase in revenue reflects a stronger business climate aided by new product introductions. For the first time in our history, non U.S. revenues exceeded 50% led by China's $9.4 million. Our U.S. business also recorded increased revenues although our multilayer operation remains well below a breakeven level. Our U.S. laminated cable and polymer thick film operations remained profitable.

During the quarter, our largest customer, Hewlett Packard, increased demand for ink jet printer products. As the annual model year changeover occurs in March, we will begin to supply these products with components attached.
This fits with our strategy of moving up the value stream.

While we achieved material revenue on the Smartcard substrate program, this new technology initiative is still several months away from profitability. We anticipate a transition to profitability in the June 2004 quarter as shipments climb to over 20 million a month.

The previously mentioned revenue level in multilayer operations continues to suppress corporate income. We have put new leadership in this business and we have already seen improvements. This operation will continue to receive significant management attention as we move closer to profitability. Our other businesses met or exceeded management's expectations for the quarter as we have seen continued strength in the appliance, medical and handheld markets."

About Parlex
------------
Parlex Corporation is a world leader in the design and manufacture of flexible, interconnect products. Parlex produces custom flexible circuits and laminated cables utilizing proprietary processes and patented technologies, which are designed to satisfy the unique requirements of a wide range of customers. Its manufacturing facilities are located in the United States, China, Mexico and the United Kingdom.

Forward Looking Statements
--------------------------
This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) further adverse changes in general economic conditions; (ii) further delays or reductions in the spending of the industry sectors we serve; (iii) the Company's ability to effectively manage operating costs and increase operating efficiencies; (iv) further declines in revenues; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures, in the flexible interconnect markets; (vii) component quality and availability; (viii) rapid technological and market change and the transition to new products; (ix) the relative and varying rates of product price and component cost declines; (x) the effects of war or acts of terrorism, including the effect on the economy generally, on particular industry segments, on transportation and communication systems and on the Company's ability to manage logistics in such an environment, including receipt of components and distribution of products; (xi) the ability to attract and retain highly qualified employees; (xii) the uneven pattern of quarterly sales; (xiii) fluctuating currency exchange rates; (xiv) risks associated with strategic investments and acquisitions; (xv) the Company's ability to execute on its plans; and (xvi) other one-time events and other important factors disclosed previously and from time to time in its filings with the U.S. Securities and Exchange Commission.



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